                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE QUARTERS AND NINE MONTHS SEPTEMBER 30, 2001 AND 2000
                             (DOLLARS IN MILLIONS)

                                                                QUARTER      NINE MONTHS
                                                              -----------   -------------
                                                              2001   2000    2001    2000
                                                              ----   ----   ------   ----
EARNINGS:
Income before minority interests and income taxes...........  $456   $319   $1,488   $496
Fixed charges, excluding capitalized interest...............   164    173      501    479
                                                              ----   ----   ------   ----
                                                              $620   $492   $1,989   $975
                                                              ====   ====   ======   ====
FIXED CHARGES:
Interest charged to expense.................................  $137   $147   $  418   $402
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    27     26       83     77
                                                              ----   ----   ------   ----
Fixed charges, excluding capitalized interest...............   164    173      501    479
Capitalized interest........................................     5      6       12     17
                                                              ----   ----   ------   ----
                                                              $169   $179   $  513   $496
                                                              ====   ====   ======   ====
Ratio of earnings to fixed charges..........................  3.67   2.75     3.88   1.97